Exhibit 10.12
Alex Lukianov
Chief Executive Officer

January 2, 2013
Matt Link
[ADDRESS]
Dear Matt,
Congratulations on your promotion into the role of Executive Vice President, US Sales, and your elevation to the NuVasive Executive Committee and Senior Leadership Team. You have demonstrated outstanding performance standards in leading the US Sales Force for the East and have been a tremendous example of our highest cultural attributes. In your new capacity, you will continue to report directly to me. I would like you to begin work in this capacity on January 1, 2013.
Your new rate of compensation will be $375,000 annually ("Base Salary"), which will be reflected on your January 15, 2013 paycheck. You will receive 51,746 Restricted Stock Units (RSUs), representing shares of NuVasive stock. These RSUs will vest over four years in accordance with the Award Documents. You will be eligible for an annual bonus at the Executive Vice President level, which for 2013 is in the amount of up to 90% of your Base Salary. Eligibility for this bonus is tied to achievement of your Goals and Objectives and Company performance. In addition, NuVasive will provide you with relocation assistance from Virginia to San Diego, CA, including expenses associated with the cost to move your family to San Diego such as house hunting trips, shipment of household goods, and short term temporary housing as required. If you voluntarily leave NuVasive within one year of starting in this new role, you will be required to repay NuVasive a prorated amount of the relocation assistance.
As a member of the Executive Committee, it will be your responsibility to lead across the entire organization. I know you will expand your influence even further, and lift the entire organization through your example. Our common goal is to advance NuVasive's Top 3 Priorities, while demonstrating Absolute Responsiveness® in all of our interactions and exhibiting the unique combination of cultural attributes that will soon propel NuVasive to the No. 3 spine company in the world! It is an exciting, rewarding journey; I look forward to continuing it by working directly with you. Keep up the great work and let's do all we can to achieve OUTSTANDING results in 2013!
I wish you tremendous success in your new role!
Very Truly Yours,

/s/ Alexis V. Lukianov
Alexis V. Lukianov

Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter to Jen Crutchfield, Senior Director, Global Shareowner Relations. You should keep a copy of this letter for your records.
Date.
/s/ Matt Link
Matt Link